Exhibit (a)(1)(I)

SUPPLEMENT TO OFFER TO PURCHASE FOR CASH
UP TO 25,266,458 ORDINARY SHARES
OF
STRATASYS LTD.
AT AN INCREASED CASH OFFER PRICE OF
$20.05 PER SHARE
BY
NANO DIMENSION LTD.
IN AN OFFER BEING CONDUCTED IN THE UNITED STATES

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JULY 24, 2023, UNLESS THE OFFER IS FURTHER EXTENDED OR EARLIER TERMINATED.

We, Nano Dimension Ltd., a company organized under the laws of the State of Israel (“Nano” or “Nano Dimension”), hereby amend and supplement our offer to purchase, dated May 25, 2023 (the “Original Offer to Purchase”) filed as an exhibit to the Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) on May 25, 2023 (the “Tender Offer Statement”), as previously amended and supplemented, by Amendment No. 1 to the Tender Offer Statement, filed with the SEC on May 31, 2023, Amendment No. 2 to the Tender Offer Statement, filed with the SEC on June 8, 2023, Amendment No. 3 to the Tender Offer Statement, filed with the SEC on June 14, 2023, Amendment No. 4 to the Tender Offer Statement, filed with the SEC on June 14, 2023, Amendment No. 5 to the Tender Offer Statement, filed with the SEC on June 16, 2023 and Amendment No. 6 to the Tender Offer Statement, filed with the SEC on June 21, 2023 (as so previously amended and supplemented, the “Original Offer to Purchase”), to purchase up to 27,925,689 outstanding ordinary shares, NIS 0.01 par value per share, of Stratasys Ltd. (“Stratasys” and “Stratasys Shares”, respectively), not already owned by Nano for $18.00 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest.

Nano is now offering to purchase up to 25,266,458 Stratasys Shares not already owned by Nano, such that Nano would own up to and no more than 51% of the outstanding Stratasys Shares upon consummation of the offer, with a minimum condition of owning at least 46% of the outstanding Stratasys Shares upon consummation of the offer, but in any event no less than 5% of the outstanding Stratasys Shares are tendered in the offer, at the increased price of $20.05 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Original Offer to Purchase, as previously amended and supplemented and as further amended and supplemented by Amendment No. 7 to the Tender Offer Statement, filed with the SEC on June 27, 2023 (“Amendment No. 7”), this Supplement to Offer to Purchase (the “Supplement”, and together with the Original Offer to Purchase, as each may be amended and supplemented from time to time, the “Offer to Purchase”), the related Amended Letter of Transmittal, and the other materials filed as exhibits to Amendment No. 7 that we have filed with the SEC (such materials, collectively as they may be amended and supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “offer”. Based on the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Stratasys on May 30, 2023, there were 68,552,104 Stratasys Shares outstanding as of May 24, 2023, of which 58,856,989 Stratasys Shares are not already owned by Nano, or approximately 85.9%. Nano owns approximately 14.1% of the outstanding Stratasys Shares based on the number of Stratasys Shares outstanding as of May 24, 2023.

Except to the extent amended and supplemented by this Supplement, the terms and conditions set forth in the Original Offer to Purchase remain applicable in all respects to the offer. This Supplement is a part of, and should be read in conjunction with, the Original Offer to Purchase, the Amended Letter of Transmittal, and the other documents that constitute part of the offer. Where information in the Original Offer to Purchase, the Amended Letter of Transmittal, and the other documents that constitute part of the offer is in conflict with, supplemented by or replaced by information in this Supplement, the information provided in this Supplement shall govern. Capitalized terms used in this Supplement, but not otherwise defined in this Supplement, shall have the meanings given to those terms in the Original Offer to Purchase.

The offer is subject to certain conditions contained in the Original Offer to Purchase. See Section 17 – “Conditions of the Offer” in the Original Offer to Purchase, which sets forth in full the conditions of the offer.

The Stratasys Shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SSYS”. On May 24, 2023, the last trading day before we announced our commencement of the offer, the closing price per Stratasys Share on Nasdaq was $14.88 and on June 26, 2023, the last full trading day before we announced the increase to the Offer Price, the closing price per Stratasys Share on Nasdaq was $16.23. We encourage you to obtain current market quotations for the Stratasys Shares before deciding whether to tender your Stratasys Shares. See Section 12 – “Price Range of the Stratasys Shares etc.”.

All references to the Offer Price in the offer (previously $18.00 per Stratasys Share) now means a price of $20.05 per Stratasys Share.

All references to the Threshold Condition in the offer (previously 3,420,074 Stratasys Shares) now means 3,427,606 Stratasys Shares (and such number of Stratasys Shares represents approximately 5% of the issued and outstanding Stratasys Shares, as of the Expiration Date).

All references to the Minimum Condition in the offer (previously 26,557,660 Stratasys Shares) now means a Minimum Condition of 21,838,853 Stratasys Shares (representing approximately 31.9% of the outstanding Stratasys Shares, such that we would own at least 46% of the outstanding Stratasys Shares, as of the Expiration Date).

All references to the number of Stratasys Shares to be purchased in the offer (previously 27,925,689 Stratasys Shares) now means 25,266,458 Stratasys Shares (and such number of Stratasys Shares represents approximately 36.9% of the outstanding Stratasys Shares, such that we would own up to and no more than 51% of the outstanding Stratasys Shares, as of the Expiration Date).

All references to the Expiration Date (previously 11:59 p.m., New York time, on June 26, 2023, unless the offer is extended or earlier terminated) now means 5:00 p.m., New York time, on July 24, 2023, unless the offer is further extended, or earlier terminated.

All references to the Final Expiration Date (previously 11:59 p.m. on June 30, 2023) now means 5:00 p.m. on July 28, 2023.

All references to Nano owning approximately 14.2% of the outstanding Stratasys Shares based on the number of Stratasys outstanding as of April 3, 2023, are now replaced with Nano owning approximately 14.1% of the outstanding Stratasys Shares based on the number of Stratasys Shares outstanding as of May 24, 2023.

All references to the Letter of Transmittal now include the Amended Letter of Transmittal, all references to the Notice of Guaranteed Delivery now include the Amended Notice of Guaranteed Delivery, all references to the Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees now include the Amended Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, all references to the Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees now include the Amended Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, and all references to Notice of Objection now include the Amended Notice of Objection.

In addition to the changes that we have described above, under the heading “Amendments to Specific Provisions,” below, we have indicated other specific provisions in the Original Offer to Purchase that are specifically amended by this Supplement and set forth the corresponding amendments.

SUMMARY OF THE AMENDED OFFER

We are providing this summary term sheet for your convenience. It highlights certain material information in this Supplement, but you should realize that it does not describe all of the details of the offer to the same extent described in the Original Offer to Purchase. We urge you to read carefully the entire Original Offer to Purchase, this Supplement, the related Amended Letter of Transmittal, and the other tender offer materials because they contain the full details of the offer. We have included references to the sections of the Original Offer to Purchase where you will find a more complete discussion.

What will be the Offer Price for the Stratasys Shares?

•        We are offering to purchase up to 25,266,458 Stratasys Shares at a purchase price of $20.05 per Stratasys Share to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Amended Letter of Transmittal.

How many Stratasys Shares will you purchase in the offer?

•        We are offering to purchase up to 25,266,458 of the outstanding Stratasys Shares not owned by Nano, representing approximately 31.9% of the outstanding Stratasys Shares, such that we would own up to and no more than 51% of the outstanding Stratasys Shares upon consummation of the offer, subject to owning a minimum of 21,838,853 Stratasys Shares, upon consummation of the offer, representing approximately 36.9% of the outstanding Stratasys Shares, and in no event less than 3,427,606 Stratasys Shares, representing 5% of the outstanding Stratasys Shares, are tendered in the offer, exclusive of the Stratasys Shares held by Nano, as of the Expiration Date.

Why are you amending the offer?

•        We are amending the offer to increase the Offer Price from $18.00 per Stratasys Share to $20.05 per Stratasys Share to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Amended Letter of Transmittal.

•        We are also amending the offer to change the number of Stratasys Shares being sought in the offer to up to 25,266,458 of the outstanding Stratasys Shares not owned by Nano, with a minimum condition of at least 21,838,853 Stratasys Shares not owned by Nano, being tendered as of the Expiration Date.

Has the Expiration Date of the offer been changed?

•        Yes. The Expiration Date of the offer is now 5:00 p.m., New York time, on July 24, 2023, unless the offer is further extender or earlier terminated.

How long do I have to tender my Stratasys Shares?

•        You may tender your Stratasys Shares until 5:00 p.m., New York time, on July 24, 2023, or, if we further extend our offer, before 5:00 p.m., New York time, on the date to which the offer is extended.

•        As required under Israeli law, if (i) the conditions of the offer have been satisfied or, subject to applicable law, waived by us; and (ii) with respect to each Stratasys Share owned by you, you have (a) not yet responded to the offer, (b) notified us of your objection to the offer, or (c) tendered such Stratasys Share but have properly withdrawn your tender during the Offer Period, then, you will be afforded an additional four (4) calendar-day period, until 5:00 p.m., New York time, on July 28, 2023, during which you may tender each such Stratasys Share.

If I tendered Stratasys Shares under the Original Offer to Purchase, do I need to do anything further?

•        No. Stratasys shareholders do not have to take any action regarding any Stratasys Shares previously validly tendered and not properly withdrawn. If the offer is consummated, these Stratasys Shares will be accepted for payment and such Stratasys shareholders will receive the Offer Price of $20.05 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest.

Can I object to the offer?

•        Under Israeli law, you may respond to the offer by accepting the offer or sending a Notice of Objection.

•        Alternatively, you may simply not respond to the offer and not tender your Stratasys Shares. You are not deemed to object to the offer if you do not tender your Stratasys Shares.

See Section 9 of the Original Offer to Purchase — “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer”.

What if I have already objected to the offer?

•        You are deemed to have objected to the offer if you have submitted a Notice of Objection.

•        You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., New York time, on the Expiration Date. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., New York time on the Expiration Date by following the procedures described in Section 9 of the Original Offer to Purchase. In addition, if you submitted a Notice of Objection with respect to Stratasys Shares and thereafter you deliver a Letter of Transmittal by which you tender those Stratasys Shares or you otherwise tender those Stratasys Shares through your broker or other nominee, we will disregard your Notice of Objection. Similarly, if you submitted a Letter of Transmittal by which you tender Stratasys Shares or you otherwise tendered those Stratasys Shares through your broker or other nominee, and thereafter you deliver to us a Notice of Objection with respect to those Stratasys Shares, we will disregard your Letter of Transmittal or previous tender. If you submitted a Letter of Transmittal (or you otherwise tender through your broker or other nominee) and a Notice of Objection concurrently with respect to the same Stratasys Shares, we will disregard the Notice of Objection.

See Section 9 of the Original Offer to Purchase — “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer”.

Once I have tendered Stratasys Shares in the offer, may I withdraw my tendered Stratasys Shares?

•        Yes. You may withdraw any Stratasys Shares you have validly tendered at any time prior to 5:00 p.m. New York time on the Expiration Date. See Section 10 of the Original Offer to Purchase — “Withdrawal Rights”.

How do I withdraw previously tendered Stratasys Shares?

•        To withdraw previously tendered Stratasys Shares, you must deliver a written notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Supplement with the required information to the Depositary while you still have the right to withdraw your Stratasys Shares. If you tendered your Stratasys Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Stratasys Shares. See Section 10 of the Original Offer to Purchase — “Withdrawal Rights”.

How will you fund the purchase of the Stratasys Shares?

•        The funds required for Nano to purchase up to 25,266,458 outstanding Stratasys Shares in the offer such that Nano would own up to and no more than 51% of the outstanding Stratasys Shares would be approximately $506,453,120. We estimate that the total amount of funds that we will pay to consummate the offer, including fees and expenses, is approximately $520,729,325. We possess all of the necessary funds to consummate the offer from cash and cash equivalents on hand. The offer is not conditioned on the availability of financing.

Whom should I contact with questions about the Offer?

•        You can call Georgeson LLC, our Information Agent, to help answer your questions. The Information Agent’s contact info is set forth below:

The Information Agent for the offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll Free: (877) 668-1646

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Supplement, the Original Offer to Purchase and other documents we file with the SEC that are incorporated by reference in this Supplement and the Original Offer to Purchase contain “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

•        statements regarding the plans, objectives or expectations regarding the future operations or status of us or Stratasys;

•        any anticipated trends;

•        any statements regarding future economic conditions or performance; and

•        any statement of assumptions underlying any of the foregoing.

Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “believe in the value,” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•        changes in domestic and foreign economic and market conditions;

•        changes in the ownership of Stratasys Shares, particularly any substantial accumulations by persons who are not affiliated with us;

•        uncertainty as to the timing for and satisfaction of the conditions of the offer;

•        uncertainty as to the completion of the offer; and

•        the risk factors detailed in Stratasys’s most recent Annual Report on Form 20-F and its other filings with the SEC.

See “Special Factors” and Section 15 of the Original Offer to Purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

For further information on factors that could cause actual results to materially differ from expectations, please see Nano’s publicly available SEC filings, including Nano’s annual report on Form 20-F filed with the SEC on March 30, 2023, and in any subsequent filings with the SEC. The Company does not update any of its forward-looking statements except as required by law. You should assume that the information appearing in this Offer to Purchase is accurate as of the date on the front cover of this Offer to Purchase only.

AMENDMENTS TO SPECIFIC PROVISIONS

In addition to the changes that we have described above, the Original Offer to Purchase is further amended as follows:

Cover Page

(i)     The second sentence of the first paragraph on the cover of the Original Offer to Purchase is hereby amended and restated as follows:

“Based on the Schedule 14D-9 filed by Stratasys on May 30, 2023, there were 68,552,104 Stratasys Shares outstanding as of May 24, 2023, of which 58,856,989 Stratasys Shares are not already owned by Nano, or approximately 85.6%.”

(ii)    The fourth bullet point under the second paragraph on the cover of the Original Offer to Purchase is hereby amended and restated as follows:

“THE STRATASYS BOARD OF DIRECTORS (THE “STRATASYS BOARD”) TERMINATES THE RIGHTS PLAN OR REDEEMS THE RIGHTS ISSUED AND OUTSTANDING UNDER STRATASYS’S RIGHTS PLAN, AS DEFINED BELOW, OR NANO IS SATISFIED IN ITS REASONABLE DISCRETION THAT THE RIGHTS WILL NOT BECOME EXERCISABLE PURSUANT TO THE RIGHTS PLAN AS A RESULT OF THE OFFER (THE “RIGHTS PLAN CONDITION”);”

Summary Term Sheet

(i)     The fourth sub bullet point under the first bullet point under the caption “WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?” beginning on page 1 of the Original Offer to Purchase is hereby amended and restated as follows:

“The Stratasys board of directors (which we refer to as the “Stratasys Board”) terminating the Rights Plan or redeeming the Rights issued and outstanding under the Rights Plan, dated July 25, 2022 (the “Rights Plan” and the rights therein, the “Rights”), or Nano being satisfied in its reasonable discretion that the Rights will not become exercisable pursuant to the Rights Plan as a result of the offer (which we refer to as the “Rights Plan Condition”);”

The Offer

1.      Conditions of the Offer

(i)     The first sentence of Section (d) of the section titled “Conditions of the Offer” in Section 17 of the Original Offer to Purchase is hereby amended and restated as follows:

“The Rights Plan Condition shall not have been satisfied. The Rights Plan Condition will be satisfied if the Stratasys Board terminates the Rights Plan or redeems the Rights issued and outstanding under the Rights Plan, or Nano is satisfied in its reasonable discretion that the Rights will not become exercisable pursuant to the Rights Plan as a result of the offer.”

(ii)    The fourth to last paragraph of the section titled “Conditions of the Offer” in Section 17 of the Original Offer to Purchase is hereby amended and restated as follows:

“The foregoing conditions are for the sole benefit of Nano and may be asserted by us regardless of the circumstances giving rise to any such conditions so long as they are not caused by any action or inaction of any member of Nano, and, in the case of clause (d) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Expiration Date (as may be extended, subject to applicable law), in each case, in the exercise of our sole judgment.”

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the tender offer materials delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

NANO DIMENSION LTD.

Dated: June 27, 2023

The Depositary for the offer is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: NADI P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: NADI 150 Royall Street, Suite V Canton, MA 02021

The Information Agent for the offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll Free: (877) 668-1646